Exhibit 10.20

Compensation Arrangements for Named Executive Officers and Directors

Compensation of Officers

Set forth below is a summary of the compensation paid by InsWeb Corporation (the “Company”) to its named executive officers (defined in Regulation S-K Item 402(a)(3)) in their current positions as of the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Form 10-K”). All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time at the discretion of the Company’s Board of Directors, subject only to the terms of the Executive Retention and Severance Plan between the Company and these executive officers, the form of which is filed as Exhibit 10.16 to the Form 10-K.

Base Salary.   Effective January 1, 2006, the named executive officers are scheduled to receive the following annual base salaries in their current positions (the same base salaries as in 2004):

Name and Current Position	Base Salary ($)
Hussein A. Enan	$250,000
(Chairman and Chief Executive Officer)
William D. Griffin	$208,000
(Chief Financial Officer)
L. Eric Loewe	$182,000
(Senior Vice President, General Counsel and Secretary)

Benefit Plans and Other Arrangements.   In their current positions, the named executive officers are eligible to:

•       Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs and the qualified 401(k) savings plan.

Compensation of Directors

Each non-employee director receives an annual retainer of $30,000 payable on a quarterly basis, and fees of $2,500 for each regularly scheduled Board meeting attended. The chairman of the Audit Committee will receive an additional fee of $2,500 for each regularly scheduled Audit Committee meeting attended. The annual retainer relates to the twelve-month period from April 2005 through March 2006. In addition, each director will be reimbursed for reasonable expenses incurred in attending meetings of the Board.

All directors receive an annual grant of options to purchase 5,000 shares, with the date of grant being on or about July 1 of each year that they serve. All options granted to directors are fully vested and exercisable at the time of grant. The per-share exercise price of each such option will equal the fair market value of a share of Common Stock on the date of grant. Options granted to directors have a term of ten years from the date of grant.